Exhibit 4.41

Exclusive Consultation and Service Agreement

This Exclusive Consultation and Service Agreement (the “Agreement”) is entered into between the following Parties (the “Parties”) on October 30, 2012 in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC” or “China”):

Party A: Joytone Infotech Co., Ltd.

Address: Room 1505, Science and Technology Plaza, Qianjin East Road, Kunshan Development Zone, Jiangsu

Party B: Beijing iJoy Information Technology Co., Ltd.

Address: Room 408, Tower B, Desheng International Center, No. 83 Deshengmenwai Avenue, Xicheng, Beijing

WHEREAS:

1.	Party A is a wholly foreign owned enterprise duly established and validly existing in PRC and has consultation and service resources;
2.	Party B is a limited liability company established and registered in PRC engaging in Internet Information Service and Software Development Business; and
3.	Party A agrees to provide Party B with consultation and other related services and Party B agrees to accept the consultation and services provided by Party A.

Therefore, the Parties have mutually negotiated and reached the following agreement:

1.	Consultation and Services: Sole and Exclusive Right
1.1

During the term of this Agreement, Party A agrees to provide Party B with relevant consultation and services (details see Attachment 1) as Party B’s consultation and service provider in accordance with the conditions of this Agreement. Party A further agrees that it shall not provide technical advice and services to any third party in respect of the business scope involved in this Agreement during the term of this Agreement, except with prior written consent of Party B.

1.2

Party B agrees to accept the consultation and services provided by Party A. Party B further agrees that it will not accept any consultation or services provided by any third party in respect of the business scope involved in this Agreement during the term of this Agreement, except with prior written consent of Party A.

1.3

In respect of any right, title, interest, intangible assets and intellectual property right (including but not limited to copyright, patent, software, know-how, commercial secrets and others), no matter developed by Party A on its own, or developed by Party B based on the intellectual property of Party A, Party A shall have sole, exclusive and full ownership, rights and interests.

2.	Calculation and Payment of Consultation and Service Fees (“Service Fee”)
2.1	The Parties agree that the Service Fee under this Agreement shall be determined and paid based on the method set out in Attachment 2.
3.	Representations and Warranties
3.1	Party A hereby represents and warrants as follows:
3.1.1	Party A is a company duly registered and validly existing under the Chinese law.
3.1.2	Party A’s performance of this Agreement shall be within its corporate power and business scope, it has obtained necessary corporate authorizations and obtained the consent and approval of third parties and the governmental departments, and there is no breach of any legal or contractual restrictions by which it is bound or affected.

3.1.3	Upon signature, this Agreement will become a legal, valid, binding and enforceable legal document for Party A.
3.2	Party B hereby represents and warrants as follows:
3.2.1	Party B is a company duly registered and validly existing under the Chinese law, engaging in Internet information services and software development business.
3.2.2

Party B’s performance of this Agreement shall be within its corporate power and business scope, and Party B has obtained necessary corporate authorizations and obtained the consent and approval of third parties and the governmental departments, and there is no breach of any legal or contractual restrictions by which it is bound or affected.

3.2.3	Upon signature, this Agreement will become a legal, valid, binding and enforceable legal document for Party B.
4.	Confidentiality
4.1

Party B agrees that all the confidential documents and information which it learns of or comes into contact with as a result of receiving the exclusive consultation and service from Party A (“Confidential Information”) shall be deemed to be confidential. Party B shall take all reasonable steps to keep all such confidential information confidential; Party B shall not disclose, give or transfer any such Confidential Information to any third party without the prior written consent of Party A. Upon termination of this Agreement, Party B shall return any documents, materials or software containing the Confidential Information to Party A at Party A’s request or destroy them at Party B’s own expense and erase any of the Confidential Information from any relevant memory device and shall not continue to use such Confidential Information.

4.2	The Parties agree that this provision shall continue to be in force no matter if this Agreement is modified, rescinded or terminated.
5.	Compensation
5.1

Any loss, damage, liability or expense incurred by Party A in connection with Party A’s lawsuit, claim or other request by third parties originated from or arising from Party A’s services provided to Party B under this Agreement shall be compensated by Party B to Party A, so as to prevent Party A from damage.

6.	Effectiveness, Performance and Term
6.1

This Agreement is signed on the date first set forth above and shall become effective at the same time. Unless this Agreement is terminated early by Party A, the valid term of the Agreement shall be ten years.

6.2	The term of this Agreement may be extended by written confirmation from Party A prior to its expiry. The period of extension shall be determined by the Parties to this Agreement mutually.
7.	Termination
7.1	Termination on Expiry Unless renewed in accordance with the relevant provisions of this Agreement, this Agreement shall terminate on the Expiry Date.
7.2	Early Termination During the term of this Agreement, Party B shall not terminate this

Agreement unless Party A commits gross negligence, fraud, other offences or becomes insolvent. Notwithstanding the foregoing, Party A may terminate this Agreement at any time by giving Party B 30 days’ written notice.

7.3	Articles Effective After Termination The rights and obligations of the Parties under Article 4 and Article 5 shall survive the termination of this Agreement.
8.	Dispute Resolution
8.1

In the event of dispute between the Parties with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time.  The place of the hearing of the arbitration shall be Beijing. The arbitration award shall be final and binding on both Parties.

9.	Force Majeure
9.1

Force Majeure Event shall mean any event which is beyond the reasonable control of a Party and which is unavoidable even with reasonable care of the affected Party, including but not limited to government act, force of nature, fire, explosion, storm, flood, earthquake, tide, lightning or war. However, deficiency of credit, fund or financing may not be deemed as an event beyond the reasonable control of a Party. The Party who is affected by the Force Majeure Event and seeks exemption from the obligation to perform under this Agreement shall notify the other Party of such exemption event as soon as possible and provide to the other party details of Force Majeure Event and relevant supporting documents within fifteen (15) days after the written notice is given, explaining the reasons for such failure to perform, incomplete performance or delay in performance.

9.2

When the performance of this Agreement is delayed or prevented due to any Force Majeure Event as defined above, the Party affected by the Force Majeure does not need to undertake any liability under this Agreement to the extent of the performance being delayed or prevented. The Party affected by Force Majeure shall take appropriate measures to mitigate or remove the effect of Force Majeure and endeavor to resume the performance of the obligations delayed or prevented as a result of Force Majeure. Upon removal of Force Majeure Event, the Parties shall make their best efforts to resume the performance under this Agreement.

10.	Notice

Any notice sent by the Parties hereto for the performance of the rights and obligations hereunder shall be made in writing and sent by personal delivery, registered post, pre-paid post, recognized courier service or facsimile to the following addresses of relevant Party or Parties.

Party A: Joytone Infotech Co., Ltd.

Address: Room 1505, Science and Technology Plaza, Qianjin East Road, Kunshan Development Zone, Jiangsu

Telephone: 13811276796

Attention: Tian Chao

Party B: Beijing iJoy Information Technology Co., Ltd.

Address: Room 408, Tower B, Desheng International Center, No. 83 Deshengmenwai Avenue, Xicheng, Beijing

Telephone: 13439130811

Attention: Han Yubo

11.	Assignment

Party B may not transfer any of its rights or obligations under this Agreement to any third party without Party A’s prior written consent.

12.	Severability

If any provision under this Agreement is invalid or unenforceable for being inconsistent with relevant law, such provision shall be invalid or unenforceable only within the scope governed by the relevant law and the legal validity of the other provisions of this Agreement shall not be affected.

13.	Amendment and Supplement

Any amendment and supplement to this Agreement by the Parties shall be made in writing. Any amendment and supplement to this Agreement duly signed by the Parties shall form part of this Agreement and shall have the same legal effect of this Agreement.

14.	Governing Law

This Agreement shall be governed by and interpreted in accordance with the Chinese law.

15.	Language and Copy

This Agreement is written in Chinese in two originals.

[The remainder of this page is intentionally left blank]

[Signature page of Exclusive Consultation and Service Agreement]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Consultation and Service Agreement as of the date first above written.

Party A: Joytone Infotech Co., Ltd. (seal)

(Company seal: /s/ Joytone Infotech Co., Ltd.)

[Signature page of Exclusive Consultation and Service Agreement]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Consultation and Service Agreement as of the date first above written.

Party B: Beijing iJoy Information Technology Co., Ltd. (seal)

(Company seal: /s/ Beijing iJoy Information Technology Co., Ltd.)

Attachment 1

List of Content of Consultation and Services

Party A will provide Party B with the following Consultation and Services:

1.	Provide maintenance of the server room, network and software.
2.	Provide office network conditions and maintenance.
3.	Provide overall system security services.
4.	Provide overall architecture design and implementation of system network, including server system installation and 7x24 daily maintenance.

Attachment 2:

Calculation of Service Fee and Payment Method

1.

Party A shall charge monthly fee according to Party B’s actual operating status, and Party B shall be obliged to provide Party A with corresponding materials and data at any time upon Party A’s request. Party A has the right to verify or certify such materials and data at any time.

2.	Party B shall pay the previous month’s service fee to the account designated by Party A by the 15th day of each month.